INAMED "Innovation in Medicine"                INAMED CORPORATION
                                               3800 Howard Hughes Parkway
                                               Suite 900
                                               Las Vegas, NV 89109
                                               (702) 791-3388
                                               Fax:  (702) 791-1922

NEWS RELEASE
FOR IMMEDIATE RELEASE

COMPANY CONTACT:    DONALD K. MCGHAN
                    (702) 791-3388

                          INAMED CORPORATION ANNOUNCES
                         NEW OFFICERS AND BOARD MEMBERS


LAS VEGAS,  NEVADA - January 23, 1998 - Inamed  Corporation (OTC Bulletin Board:
IMDC), a global surgical and medical device company, announced today that Richard G. Babbitt has joined the Company as President and Chief Executive Officer and Ilan K. Reich has joined the Company as Executive Vice President. Messrs. Babbitt and Reich have also been appointed to the Board of Directors.

In connection with this appointment, Donald K. McGhan will continue to serve as the Company's Chairman of the Board, a position that he has held since 1985. Jim
J. McGhan will relinquish the title of President and serve as the Company's Chief Operating Officer.

Mr. Babbitt has been the President and Chief Executive Officer of a private company, DNA Technologies, Inc. Previously Mr. Babbitt served as President and General manager of Ben Hogan Group; President of American Safety Equipment Corporation during its acquisition by Allied Signal; President of B.I. Industries during its acquisition by American Safety Equipment Corporation; Chief Executive Officer of Welsh Manufacturing during its acquisition by Textron; and President of Medical Supply Company during its acquisition by Marion Laboratories. Mr. Babbitt is a graduate of Purdue University and was an officer in the U.S. Marine Corps.

Mr. Reich is a partner at the New York law firm of Olshan Grundman Frome & Rosenzweig, LLP, specializing in corporate and securities law. From 1988 to June 1996, Mr. Reich served in various senior executive positions with public and private companies controlled by a private investor, including Vice President, Special Projects, at Western Publishing Group, Inc., the largest U.S. publisher of children's books, and Vice President, Business Development, at Rabco Health

                                     -more-

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Services,  Inc.,  a  distributor  of  medical/surgical  products and a wholesale pharmaceutical company. Earlier in his career, Mr. Reich was a partner at the New York law firm of Wachtell, Lipton, Rosen & Katz, specializing in corporate law and mergers and acquisitions. Mr. Reich is a graduate of Columbia College and Columbia Law School.

In making the announcement, Chairman Donald K. McGhan, stated "We are pleased to announce the addition of the two Executive Officers and Board members who are joining INAMED Corporation at the same time. Richard Babbitt brings a wealth of successful top management experience in all aspects of business." McGhan continued: "Mr. Reich brings a unique combination of legal and business skills to INAMED. He has developed significant insight into the Company over the past nine months during which time he has been an outside legal advisor actively involved in negotiations on the breast implant litigation with our lenders. We are pleased to have convinced both Richard and Ilan to accept the opportunity to join INAMED's talented, experienced and worldwide work force in moving toward our goal of achieving mandatory, non-opt-out settlement of breast implant litigation and subsequent profitability."

Richard Wm. Talley, Chairman of the Company's Audit Committee, added, "Ilan Reich has been advising the Board of Directors on various issues ever since the Shareholders' Rights Plan was approved last year. During that time, the members of the Audit Committee have gained great respect for his knowledge of corporate law and business sense. Along with Richard Babbitt, the Company's new President and Chief Executive Officer, and Tom Pilholski, the Chief Financial Officer who joined us on December 1, 1997, the Audit Committee is convinced that INAMED is focused on establishing and maintaining world-class financial management practices and controls within the organization."

INAMED Corporation has 26 operating subsidiaries in the United States, Europe, Mexico, Latin America and Asia. The subsidiaries are engaged in the development, manufacturing and marketing of medical devices for the plastic and reconstructive, bariatric and general surgery markets. INAMED is headquartered in Las Vegas, Nevada.

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